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EXHIBIT 11.1


                           SILICON STORAGE TECHNOLOGY, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



PRIMARY BASIS:
                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                               1995           1996
                                                                               ----           ----

Weighted average shares of common stock                                        6,475         22.800
Weighted average shares of common stock obtainable on exercise of options and warrants and upon conversion of convertible
    preferred stock                                                             -             2,380
SAB 83                                                                         3,558            -
                                                                             ---------       -------
Shares used in per share calculation                                          10,033         25,180
                                                                             ---------       -------
Net income (loss)                                                            ($1,166)        $4,199
                                                                             ---------       -------
Net income (loss) per share                                                   ($0.12)         $0.17
                                                                             ---------       -------
                                                                             ---------       -------


FULLY DILUTED BASIS:
                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                               1995           1996
                                                                               ----           ----

Weighted average shares of common stock                                        6,475         22,800
Weighted average shares of common stock obtainable on exercise of options and warrants and upon conversion of convertible
    preferred stock                                                             -             2,382
SAB 83                                                                         3,558            -
                                                                             ---------       -------
Shares used in per share calculation                                          10,033         25,182
                                                                             ---------       -------
Net income (loss)                                                            ($1,166)        $4,199
                                                                             ---------       -------
Net income (loss) per share                                                   ($0.12)         $0.17
                                                                             ---------       -------
                                                                             ---------       -------


Net income (loss) per share is presented under the primary basis as the effect of dilution under the fully diluted basis is not material.